SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934


                        August 26, 1996
                        (Date of Report)


                   WESTERN COUNTRY CLUBS, INC.
     (Exact Name of Registrant as specified in its charter)



                            COLORADO
         (State or other jurisdiction of incorporation)


         0-24058                            84-1131343
 (Commission File Number) (IRS Employer Identification Number)


              1601 West Evans, Denver,  CO  80223
  (Address of principal executive offices including zip code)


                        (303)  934-2424
      (Registrant's telephone number including area code)


                         Not Applicable
 (Former name or former address, if changed since last report)


Item 5.  Other Events.


     Troy H. Lowrie, the President, Chief Executive Officer and a director of Western Country Clubs, Inc. (the "Company" or "Western"), is presently negotiating to sell a substantial portion of his shares in the Company to a group of individuals in a private transaction pursuant to a Letter of Intent. The proposed purchasers are persons who have experience in managing a business similar to Western. Under the Letter of Intent, the proposed purchasers will purchase 1,000,000 shares (the "Initial Shares") of Common Stock from Mr. Lowrie for $1,000,000 in cash to be paid at closing. Upon the closing of the sale of the Initial Shares, the purchasers and Mr. Lowrie will enter into a Repurchase Agreement under which the purchasers will have the right to purchase an additional 400,000 shares (the "Additional Shares") of Common Stock from Mr. Lowrie at a price equal to the greater of the average market price of the Company's Common Stock (as defined) or $800,000. The purchase will occur upon the earlier of the completion of a secondary offering of securities by the Company or August 31, 1998. Mr. Lowrie and the purchasers will enter into a Voting Trust Agreement with respect to the Additional Shares pending their purchase by the purchasers. The consummation of the sale of the Initial Shares is subject to certain matters, including a due diligence review by the purchasers, the acceptance of an exchange offer by 100% of the offerees (the "Exchange Offer") as discussed below and the receipt by the Company of a letter of intent for a firm commitment underwriting from Argent Securities for a public offering of the Company's Common Stock of not less than $7,000,000. The Letter of Intent will be a non-binding agreement and shall be subject to the parties entering into a definitive purchase agreement. There can be no assurance that the Letter of Intent will be executed and, if executed, that a definitive purchase agreement will be executed and consummated. There also can be no assurance that a public offering of the Company's Common Stock will be completed by Argent Securities even if a letter of intent is received from such firm.

     If the sale is consummated, Mr. Lowrie will resign as an officer and director of the Company, and new management and a new Board of Directors will be chosen by the new controlling shareholders. At such time, Mr. Lowrie will own 538,800 shares of Common Stock, 400,000 of which are the Additional Shares subject to the Repurchase Agreement and the Voting Trust Agreement described above. The remaining 138,800 shares to be owned by Mr. Lowrie will represent
less than 5% of the Company's outstanding shares of Common Stock.    At this
time, the Company is unable to predict whether Mr. Lowrie's proposed sale and resignation will occur or what effect such events may have on the Company.

     In addition, the Company is presently offering to issue 154,000 shares of its Common Stock to certain persons (the "Offerees") in exchange for 77,000 shares of common stock of Cowboys Concert Hall - Arlington, Inc. ("Cowboys") and warrants to purchase an additional 77,000 Cowboys shares (the "Exchange
Offer"). The Exchange Offer is being made by the Company as part of a settlement among the Company, Western Newco, Inc., a wholly-owned subsidiary of the Company ("Western Newco"), Cowboys, Michael J. Murphy (an officer, director and principal shareholder of Cowboys), and Troy H. Lowrie (the "Settlement"). No proceeds will be received by the Company in connection with the Exchange Offer.
Although there can be no assurance that the Exchange Offer or the Settlement will occur, the Company anticipates that the Exchange Offer and the Settlement will occur regardless of whether Mr. Lowrie's proposal to sell his shares is consummated.

     The terms of the Settlement and the events leading up to the Settlement are described as follows. The Company, Newco and Cowboys entered into an Agreement and Plan of Merger dated as of October 19, 1995 ("Merger Agreement"), which provided for, among other things, the merger of Newco with and into Cowboys (the "Merger"). The consummation of the Merger was conditioned upon certain events and approvals, some of which events and approvals have not occurred. In connection with and while the Merger was pending, the Offerees purchased Cowboys shares and/or Cowboys warrants in a private placement offering conducted by Cowboys (the "Cowboys Private Placement"). The Company is now offering to the Offerees the opportunity to exchange their Cowboys shares and Cowboys warrants acquired in the Cowboys Private Placement for Common Stock of the Company pursuant to the Exchange Offer. In addition, the Company, Newco and Cowboys desire to terminate the Merger Agreement, to release each other from any and all claims arising therefrom or relating thereto, and to provide for various other actions and agreements, all as set forth in a Settlement Agreement. As partial consideration for the Settlement, Cowboys and Murphy jointly and severally will execute and deliver to the Company a promissory note in the amount of $385,000, bearing interest at 8% per annum, and due in one year. This proposed Settlement supersedes the prior settlement proposed with Cowboys previously reported in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.


                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   WESTERN COUNTRY CLUBS, INC.



Date:     August 26, 1996                    By       /s/ Troy H. Lowrie
                                               Troy H. Lowrie,President